Contact:

Lippert/Heilshorn & Associates
Keith Lippert/Carolyn Capaccio
(212) 838-3777

FOR IMMEDIATE RELEASE

JUNIPER CONTENT CORPORATION ANNOUNCES INFORMATION PERTAINING TO ITS RECENT SPECIAL MEETING OF STOCKHOLDERS WHERE THE MERGER WITH FIRESTONE WAS APPROVED

NEW YORK—January 29, 2007—Juniper Content Corporation (OTCBB: JNPC; "Juniper") announced that it wishes to provide certain information pertaining to its January 19, 2007 special meeting of stockholders at which the merger between Juniper and Firestone Communications, Inc. ("Firestone") was approved. Upon consummation of the merger, the trust fund, which contained approximately $15,478,800, was released to Juniper.

After giving effect to the issuance of 2,676,127 shares of common stock to the Firestone stockholders in connection with the merger, and the automatic conversion of Juniper's Class B common stock into common stock, there are currently 6,099,227 shares of Juniper common stock outstanding. Of these shares, holders of 485,500 shares voted against the merger and have elected to convert their shares into a pro rata portion of the trust fund (approximately $5.38 per share or an aggregate of $2,611,990).  The number of outstanding shares of Juniper common stock will be reduced by the number of shares which are ultimately converted to cash. There can be no assurance that the holders of all of these shares will perfect their conversion rights.

About Juniper Content Corporation

Juniper Content Corporation is a media and entertainment company focused on branded content services in high growth markets across multiple distribution channels. On January 19, 2007, it merged with Firestone Communications, owner and operator of ¡Sorpresa!, the nation's first Hispanic children's television network and digital community. ¡Sorpresa! is offered on Cablevision, Charter, Comcast, Cox, Time Warner, Verizon and The National Cable TV Cooperative. ¡Sorpresa! is also available through third party mobile and broadband platforms, including Google Video, MSN Latino, AOL Video, Akimbo, Verizon Wireless, MobiTV and sorpresatv.com. In addition, Firestone provides satellite uplink services for television network distribution, and production facilities and services for video program production.

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